Exhibit 5.1

[OMM LETTERHEAD]

January 18, 2012

Francesca’s Holdings Corporation

3480 West 12th Street

Houston, Texas 77008

Re:  Registration of Securities of Francesca’s Holdings Corporation

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 of Francesca’s Holdings Corporation, a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) on January 18, 2012 (the “Registration Statement”) to which this letter is filed as an exhibit in connection with the registration under the Securities Act of 1933, as amended, of the offer and sale of up to 10,350,000 of the Company’s common shares (the “Securities”) by the selling stockholders of the Company pursuant to an underwritten public offering (the “Underwritten Offering”).

We are of the opinion that the Securities offered for sale by the selling stockholders pursuant to the Underwritten Offering have been duly authorized by all necessary action on the part of the Company and are validly issued, fully paid and non-assessable.

The law covered by this opinion letter is limited to the present federal law of the United States, the present law of the State of New York and the current Delaware General Corporation Law (including, as to the Delaware General Corporation Law, the statutory provisions and the reported judicial decisions interpreting those laws).

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement.

Respectfully submitted,

/s/ O’Melveny & Myers LLP